Exhibit 99.(h)(7)(C)

SERVICE PLAN FOR THE

AMERICAN BEACON FUNDS

RETIREMENT CLASS

SCHEDULE A

As noted in Paragraph 1 of the attached Plan, the following Funds have adopted the Service Plan for the American Beacon Funds Retirement Class:

American Beacon Large Cap Value Fund

American Beacon Small Cap Value Fund

American Beacon International Equity Fund

Dated: July 14, 2014